MasterCard Announces Acquisition of VocaLink
Enhancing Choice, Driving Innovation Across All Payment Types and Payment Flows

PURCHASE, N.Y. - July 21, 2016 - MasterCard Incorporated (NYSE: MA) today announced that it has entered into a definitive agreement to acquire 92.4 percent of VocaLink Holdings Limited for about £700 million (approximately US$920 million), after adjusting for cash and certain other estimated liabilities. VocaLink’s existing shareholders have the potential for an earn-out of up to an additional £169 million (approximately US$220 million), if performance targets are met. This transaction is subject to regulatory approval and other customary closing conditions.

Under the agreement, a majority of VocaLink’s shareholders will retain 7.6 percent ownership for at least three years.

Based in London, VocaLink operates key payments technology platforms on behalf of UK payment schemes, including:

•	BACS - the Automated Clearing House (ACH) enabling direct credit and direct debit payments between bank accounts

•	Faster Payments - the real-time account-to-account service enabling payments via mobile, internet and telephone

•	LINK - the UK ATM network

In addition, VocaLink offers innovative products with global potential, including ZAPP, a mobile payments app that leverages Fast ACH technology, and licenses its software and provides services to support ACH activities in Sweden, Singapore, Thailand and the United States. In 2015, the company reported revenues of £182 million as it processed more than 11 billion transactions.

This acquisition accelerates MasterCard’s efforts to be an active participant in all types of electronic payments and payment flows and to enhance its services for the benefit of customers and partners. It will allow MasterCard to play a more strategic role in the UK payments ecosystem, while bringing the innovation and knowhow from across the globe back to VocaLink’s home market. The result will be even more choice in how consumers, merchants and governments make and receive payments.

“We’re excited about the opportunity to play a bigger role in payments in the UK, a very strategic market for us,” said Ajay Banga, president and CEO, MasterCard. “VocaLink is a unique company with outstanding technology, assets and people. We look forward to investing in and maximizing the technology, and embedding it in our products and solutions, both in the UK and around the world.”

VocaLink supports and expands the products and services MasterCard offers issuers, governments and merchants, giving them even more relevance and touchpoints with the end consumer. It will be the first true combination of the traditional person-to-merchant cards business with a clearing business, which when fully developed, presents an additional opportunity to make a deeper and sustained shift from the use of cash and checks in business, government and personal payments.

“Today’s announcement is positive news for our partners, customers and employees,” said David Yates, CEO, VocaLink. “We will continue to focus on ensuring that the UK systems perform seamlessly,

Mastercard Announces Acquisition of VocaLink – Page 2

maintaining the highest levels of quality. At the same time, we’ll invest in further innovation to power competitive payments solutions for consumers and businesses around the globe.”

Upon closing of the transaction, Yates will join the MasterCard management committee.

MasterCard expects the transaction to be dilutive for up to 24 months after the deal closes. If the deal closes in early 2017, the company currently estimates the transaction would be 5 cents dilutive to each of 2017 and 2018 earnings per share. The dilution would be due to continued levels of new product investment, transaction and integration costs, as well as amortization of intangibles.

At 9:00 a.m. ET today, the company will host a conference call to discuss the transaction. The dial-in information for this call is 866-393-4306 (within the U.S.) and 617-826-1698 (outside the U.S.) and the passcode is 54162246. A replay of the call will be available for one month and can be accessed by dialing 855-859-2056 (within the U.S.) and 404-537-3406 (outside the U.S.) and using passcode 54162246.

The live call and the replay can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com/investor. Presentation slides used on this call are also available on the website.

About MasterCard Incorporated
MasterCard Incorporated (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry.  We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories.  MasterCard products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone.  Follow us on Twitter @MasterCardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

About VocaLink
We’re VocaLink. A global payments partner to banks, corporates and governments. We design, build and operate world-class payment systems.

We believe that sustainable economies are powered by easy access to and movement of money. Our award-winning platforms and payment industry expertise make it easier for people to make payments confidently and securely. Last year we processed over 11 billion transactions with a value of £6 trillion. In the UK, we process over 90% of salaries, more than 70% of household bills and almost all state benefits. Every business and person in the UK benefits from our technology.

In the UK, our high availability, resilient payment systems power the Faster Payments Service on behalf of the Faster Payments Scheme, the Account Switching platform, Bacs and the Direct Debit Scheme. We also connect the world’s busiest network of over 70,000 ATMs through the LINK scheme.

Our proven capability of implementing real-time payment systems in the UK has led to the development of immediate payment solutions for other countries such as Singapore and the United States. Our vision is to be the leading real-time payment infrastructure provider globally, creating a positive impact on society by shaping the payments landscape worldwide.

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Our approach to designing world-class payment systems is driven by the voice of our customers. Their needs are at the centre of everything we do and we strive to deliver a flawless experience every single time.

We’re VocaLink. Powering economies, empowering people.

For payment news and insight from VocaLink visit CONNECT - http://connect.vocalink.com/

Forward-Looking Statements:
This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this press release, the words “believe”, “expect”, “could”, “may”, “would”, “will”, “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to MasterCard’s future prospects, developments and business strategies, as well as MasterCard’s acquisition and operation of VocaLink’s business. We caution you to not place undue reliance on these forward-looking statements, as they speak only as of the date they are made. Except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.

Many factors and uncertainties relating to the proposed transaction, our operations and our business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of these factors could cause our actual results or the impact of the acquisition to differ materially from those expressed or implied in writing in any forward-looking statements made by MasterCard or on its behalf. Such factors related to the completion and impact of the acquisition include, but are not limited to, the following:

•	whether all necessary conditions will be met, including regulatory approval, and

•	whether the transaction will close on agreed terms and in a timely manner.

For additional information on other factors related to MasterCard’s overall business that could cause MasterCard’s actual results to differ materially from expected results, please see the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequent reports on Forms 10-Q and 8-K.

Mastercard Investor Relations: Barbara Gasper, +1-914-249-4565 investor.relations@mastercard.com	Mastercard Communications: Seth Eisen, +1-914-249-3153 seth.eisen@mastercard.com VocaLink Media Relations: David Daniel, +44 078 67676 078 david.daniel@vocalink.com